Exhibit 99.1

Senseonics Announces Preliminary Unaudited Revenue for Fourth Quarter 2025 and Provides Business Update

Preliminary unaudited revenue expected to be approximately $14.2 million for Q4 2025, an increase of 71% year-over-year

Introduced 2026 revenue guidance of $58-$62 million

Expects to report fourth quarter and full year 2025 financial results on March 2, 2026

GERMANTOWN, Md.—January 12, 2026 (BUSINESS WIRE)-- Senseonics Holdings, Inc. (NASDAQ: SENS) a medical technology company focused on the development and manufacturing of long-term, implantable continuous glucose monitoring (CGM) systems for people with diabetes, today announced preliminary revenue for the fourth quarter of 2025 and provided a general business update.

Recent Highlights & Accomplishments

•	Generated preliminary unaudited fourth quarter 2025 revenue of approximately $14.2 million, an increase of 71% year-over-year, and preliminary unaudited revenue of approximately $35.2 million, an increase of approximately 57% year-over-year, representing largest quarterly and annual revenue in company history.
•	Achieved 103% new patient growth in the U.S. in the fourth quarter versus the same period in 2024, driven largely by positive returns from direct-to-consumer (DTC) marketing efforts and representing the largest new patient addition in company history.
•	Secured Investigational Device Exemption (IDE) approval from the FDA to commence a pivotal trial for the self-powered battery enabled Gemini sensor and enrolled the first patients in the trial.
•	First commercial patients using pump partner Sequel’s twiist™ insulin delivery system with Eversense 365 compatibility.
•	Executed agreements with Ascensia Diabetes Care to take over commercialization and distribution of Eversense®, beginning January 1, 2026 in the U.S.

“We closed a successful 2025 on a high note, achieving by far our highest revenue quarter as our DTC efforts continue to drive an increasing number of patients to the world’s first and only year-long CGM, said Tim Goodnow, PhD, President and Chief Executive Officer of Senseonics. “We now look ahead to a 2026 that should bring more exciting developments for Senseonics, most notably the transition of commercial and distribution rights to Eversense 365 from Ascensia, which we expect will lead to higher revenue and improved gross margins. We also expect a boost from an anticipated CE mark in Europe for Eversense 365, the launch of the twiist system with full Eversense compatibility, and the completion of the Gemini trial in the second half of 2026. Taken together, we look forward to building on the momentum we established in 2025 to drive increased shareholder value in 2026 and beyond.”

Full Year 2026 Financial Outlook

Senseonics expects full-year 2026 global net revenue to be approximately $58-$62 million, representing an increase of 65% to 76% over 2025 revenue, which reflects the transition of Eversense commercialization from Ascensia effective January 1, 2026. The Company and Ascensia are continuing to finalize the agreements to transition the European sales and marketing infrastructure to Senseonics. Gross margin is expected to be approximately 50% for the full year. More detail on financial results and expectations for 2026 will be provided on the earnings call, expected to take place on March 2, 2026.

Fourth Quarter and Full Year 2025 Financial Results & Conference Call Information

The Company currently expects to report revenues of approximately $14.2 million for the fourth quarter 2025 and full year 2025 total revenue of approximately $35.2 million. The Company’s unaudited balance of cash, cash equivalents and restricted cash as of December 31, 2025, is expected to be approximately $94.3 million. The preliminary financial results described in this update have not been audited and are subject to adjustment based on the Company’s completion of year-end financial close processes.

Senseonics plans to release its fourth quarter and full year 2025 financial results after market close on March 2, 2026.

Management will hold a conference call to review the Company’s fourth quarter and full year 2025 performance starting at 4:30 p.m. (Eastern Time) on the same day. The conference call will be concurrently webcast. The link to the webcast will be available on Senseonics’ website at www.senseonics.com by navigating to “Investor Relations,” and then “Events & Publications,” and will be archived there for future reference. To listen to the conference call, please dial 1-800-343-5172 (US/Canada) or 1-203-518-9856 (International), passcode SENSQ4, approximately five to ten minutes prior to start time.

About Senseonics

Senseonics Holdings, Inc. (“Senseonics”) is a medical technology company focused on the development and manufacturing of glucose monitoring products designed to transform lives in the global diabetes community with differentiated, long-term implantable glucose management technology. Senseonics' CGM systems Eversense® 365 and Eversense® E3 include a small sensor inserted completely under the skin that communicates with a smart transmitter worn over the sensor. The glucose data are automatically sent every 5 minutes to a mobile app on the user's smartphone.

About Eversense

The Eversense® Continuous Glucose Monitoring (CGM) Systems are indicated for continually measuring glucose levels for up to 365 days for Eversense® 365 and 180 days for Eversense® E3 in persons with diabetes age 18 and older. The systems are indicated for use to replace fingerstick blood glucose (BG) measurements for diabetes treatment decisions. Fingerstick BG measurements are still required for calibration primarily one time per week after day 14 for Eversense® 365 and one time per day after day 21 for Eversense® E3, and when symptoms do not match CGM information or when taking medications of the tetracycline class. The sensor insertion and removal procedures are performed by a health care provider. The Eversense CGM Systems are prescription devices; patients should talk to their health care provider to learn more. For important safety information, see https://www.eversensediabetes.com/safety-info/.

Forward Looking Statements

Any statements in this press release about the Company’s future expectations, plans and prospects, including the anticipated level of fourth quarter 2025 and full year 2025 revenue and cash, cash equivalents and cash, cash equivalents and restricted cash as of December 31, 2025, and projected 2025 revenue and margins included in “Full Year 2026 Financial Outlook,” the conclusion and impact of the transition of commercial operations from Ascensia, the expected receipt of a CE mark for Eversense 365, the commercial launch of the twiist system with full Eversense compatibility, and the anticipated timing of the completion of the Gemini trial, and other statements containing the words "believe," “expect,” “intend,” “may,” “projects,” “will,” “planned,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties inherent in the financial close process in connection with the finalization of the Company’s 2025 financial statements, as well as the audit of such financial statements by the Company’s independent registered public accounting firm;  uncertainties inherent in the transition of the commercial responsibility for Eversense from Ascensia; uncertainties in insurer, regulatory and administrative processes and decisions; uncertainties inherent in the development and registration and roll-out of new technology and solutions; uncertainties inherent in finalizing integration and commercial terms and coordination with health systems and other new collaboration partners and third parties; uncertainties inherent in the ongoing commercialization of the Eversense product and the expansion of the Eversense product and Senseonics’ and its partners’ activities; uncertainties relating to the current economic and regulatory/political environment, including the effects of tariffs; and such other factors as are set forth in the risk factors detailed in Senseonics’ Annual Report on Form 10-K for the year ended December 31, 2024, the Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 and future reports filed with the SEC under the heading "Risk Factors." In addition, the forward-looking statements included in this press release represent Senseonics’ views as of the date hereof. Senseonics anticipates that subsequent events and developments will cause Senseonics’ views to change. However, while Senseonics may elect to update these forward-looking statements at some point in the future, Senseonics specifically disclaims any obligation to do so except as required by law. These forward-looking statements should not be relied upon as representing Senseonics’ views as of any date subsequent to the date hereof.

Senseonics Investor Contact
Jeremy Feffer
LifeSci Advisors
investors@senseonics.com